Exhibit (a)(5)(ii)

Lincoln Financial Announces Expiration and Results of Cash Tender Offers for its Series C

and Series D Depositary Shares

Radnor, PA, September 9, 2026: Lincoln Financial (NYSE: LNC) today announced the expiration and results of the previously announced concurrent but separate tender offers (each, an “Offer” and, together, the “Offers”) by Lincoln National Corporation (the “Company”) to purchase for cash up to $500 million in aggregate Liquidation Preference (as defined below) (such amount, the “Maximum Aggregate Liquidation Preference”) of its outstanding depositary shares, representing fractional interests in certain series of its preferred stock, listed in the table below (collectively, the “Depositary Shares,” and each series of Depositary Shares, a “series” of Depositary Shares). The Offers were made solely pursuant to, and were subject to the terms and conditions set forth in, the Offer to Purchase, dated August 10, 2026 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer Documents”). Each Offer expired at 5:00 p.m., New York City time, on September 8, 2026 (the “Expiration Date”). The table below sets forth the aggregate Liquidation Preference of Depositary Shares of each series validly tendered and not validly withdrawn as of the Expiration Date, according to the final share information provided by the tender agent. The aggregate Liquidation Preference of Depositary Shares validly tendered in the Offers is less than the Maximum Aggregate Liquidation Preference. As a result, the Company will accept for purchase all validly tendered and not validly withdrawn Depositary Shares. The shares accepted for purchase represent approximately 53.2% of the Company’s issued and outstanding Series C Depositary Shares and approximately 34.3% of the Company’s issued and outstanding Series D Depositary Shares as of the date hereof.

Series of Depositary Shares	CUSIP No. / ISIN	Aggregate Liquidation Preference Outstanding (Number of Depositary Shares Outstanding)	Liquidation Preference per Depositary Share(1)	Offer Price per Depositary Share	Accrued Dividends per Depositary Share(2)	Total Consideration per Depositary Share(2)	Aggregate Liquidation Preference Tendered as of Expiration Date and Accepted for Purchase
Depositary Shares, each representing a 1/25th interest in a share of 9.250% Fixed Rate Reset Non-Cumulative Preferred Stock, Series C (the “Series C Depositary Shares”)	534187BR9 / US534187BR92	$500,000,000 (500,000 Series C Depositary Shares)	$1,000.00	$1,055.00	$2.31	$1,057.31	$265,945,000

Depositary Shares, each representing a 1/1,000th interest in a share of 9.000% Non-Cumulative Preferred Stock, Series D (the “Series D Depositary Shares”)(3)	534187885 / US5341878859	$500,000,000 (20,000,000 Series D Depositary Shares)	$25.00	$26.30	$0.06	$26.36	$171,355,350

(1)

As used herein, the term “Liquidation Preference” for a Depositary Share of a series means an amount equal to the product of the liquidation preference per share of the applicable underlying preferred stock ($25,000 for both series of preferred stock) multiplied by the fractional interest in such share of preferred stock that such Depositary Share represents, as set forth in the table above.

(2)

The Total Consideration (as defined in the Offer to Purchase) payable for Depositary Shares of a series that are purchased pursuant to an applicable Offer equals the applicable Offer Price (as defined in the Offer to Purchase) for such Depositary Shares plus the Accrued Dividends (as defined in the Offer to Purchase) for such Depositary Shares, each as set forth in the table above.

(3)	The Series D Depositary Shares are listed for trading on the New York Stock Exchange under the symbol “LNC PRD.”

Information with respect to the Total Consideration payable for Depositary Shares purchased in the Offers is set forth in the table above. The Total Consideration payable for each Depositary Share of a series purchased in the Offers consists of the applicable Offer Price, plus, in each case, Accrued Dividends. The aggregate Total Consideration, including Accrued Dividends, payable by the Company for the Depositary Shares to be accepted for purchase is approximately $461.8 million. The Company expects that the settlement date for each Offer will be September 10, 2026.

Holders of Depositary Shares may direct questions and requests for assistance regarding the Offers to the dealer managers for the Offers: BNP Paribas Securities Corp. at (888) 210-4358 (toll free) or (212) 841-3059 (collect), Morgan Stanley & Co. LLC at (855) 483-0952 (toll free), Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 410-4820 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3554 (collect). Holders of Depositary Shares may request copies of the Offer to Purchase, the Letter of Transmittal or any related documents from Global Bondholder Services Corporation, the information agent and tender agent for the Offers, at (855) 654-2015 (toll free) or, for banks and brokers, (212) 430-3774 (collect). Holders of Depositary Shares may also obtain copies of the Offer Documents online at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO initially filed by the Company with the SEC on August 10, 2026 and amended on the date hereof.

About Lincoln Financial

Lincoln Financial helps people confidently plan for their vision of a successful financial future. As of December 31, 2025, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of June 30, 2026, the Company had $366 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, PA, Lincoln Financial is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release are forward-looking statements. A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future events, operating performance, or financial performance. In particular, these include statements relating to expectations regarding the Offers, the Company’s ability to satisfy or, if applicable, its willingness to waive the conditions of the Offers, the impact of completion of the Offers on the Company and other statements that do not directly relate to historical or current facts.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors that could affect future events and our businesses and financial performance, including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other reports that the Company files with the SEC. Moreover, the Company operates in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors. Further, it is not possible to assess the effect of all risk factors on the Company’s businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, the Company disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

Contacts:

John Muething	Karyn Baldwin
Investor Relations	Media Relations
Investorrelations@LFG.com	Media@LFG.com

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